Exhibit 2.4

AMENDMENT TO AGREEMENT

AND

PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of April 17, 2017, among Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Cabela’s Incorporated, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of October 3, 2016, by and among Parent, Sub and the Company, prior to giving effect to this Amendment.

W I T N E S S E T H:

WHEREAS, Parent, Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of October 3, 2016 (the “Agreement”), and the Company, World’s Foremost Bank, a Nebraska banking corporation and subsidiary of the Company (“World’s Foremost Bank”), and Capital One, National Association, a national banking association (“CONA”), are parties that certain Sale and Purchase Agreement, dated as of October 3, 2016 (the “Bank Purchase Agreement”);

WHEREAS, Parent, Sub, the Company, World’s Foremost Bank, CONA and Capital One Bank (USA), National Association, a national banking association (“Capital One”), have agreed to restructure the purchase and sale of the assets of World’s Foremost Bank in order to permit the purchase and sale of the assets of World’s Foremost Bank to be completed prior to the Outside Date; and

WHEREAS, the parties desire to amend the Agreement to, among other things, take into account such restructuring and their discussions.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1.01. Amendments.

(a) Section 1.02 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at (a) 10:00 a.m. (central time) on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603 or (b) another time, date or place agreed to in writing by the parties hereto. The date on which the

Closing actually occurs is referred to as the “Closing Date.” Immediately prior to the Closing (and in any event prior to the effecting of the transactions contemplated by Section 6.01(b)), Parent and Sub shall deliver to the Company an irrevocable written confirmation that immediately following the satisfaction of (x) the condition set forth in Section 6.01(b), and subject only to the satisfaction of such condition, (y) the condition set forth in Section 6.01(d) and (z) the conditions that by their terms are to be satisfied at the Closing, Parent and Sub shall consummate the Merger.”

(b) Section 2.01(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted into the right to receive $61.50 in cash, without interest and subject to Section 2.05 (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate that formerly represented any of the Shares (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) (in each case, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, (A) if (x) the Framework Agreement is validly terminated by Synovus in accordance with Section 8.1 of the Framework Agreement and (y) the Original Bank Purchase Agreement (in the same form as executed on October 3, 2016) is automatically deemed to be re-executed in accordance with Section 8.2(c) of the Framework Agreement, then the Merger Consideration shall be $62.50 in cash, without interest and subject to Section 2.05, and (B) if (x) the Framework Agreement is validly terminated in accordance with its terms and (y) the Original Bank Purchase Agreement is not deemed to be automatically re-executed in accordance with Section 8.2(c) of the Framework Agreement such that none of the Framework Agreement, the Original Bank Purchase Agreement or the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association is in effect, then: either, at the election of the Company (which election shall be irrevocable and to be effective shall be delivered in writing to Parent no later than (x) if the Company is the terminating party, immediately prior to such termination of the Framework Agreement or (y) if another party is the terminating party, the second Business Day following such termination), (1)(I) the Merger Consideration shall be $65.50 in cash, without interest and subject to Section 2.05 and (II) the reference to the term Banking Business Transaction in the first sentence of Section 5.06(f) shall be deemed to be the Banking Business Transaction on the terms contemplated by the Original Bank Purchase Agreement and the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association

(in the same form as executed on October 3, 2016, without amendment or modification) or (2)(I) the Merger Consideration shall be $62.50 in cash, without interest and subject to Section 2.05 and (II) the reference to the term Banking Business Transaction in the first sentence of Section 5.06(f) shall be deemed to be the Banking Business Transaction on the terms contemplated by the Original Bank Purchase Agreement and the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association, as amended by the Amendment No. 1 to Credit Card Program Agreement, dated as of April 17, 2017, among the Company, Capital One, and Capital One, National Association, a national banking association. If the Company does not deliver a valid election in accordance with the foregoing clause (B), the Company shall be deemed to have irrevocably elected the option described in the foregoing clause (B)(1).”

(c) The first paragraph of Article III of the Agreement is hereby amended by adding the following parenthetical immediately before the colon at the end of the paragraph:

“(provided that the representations and warranties in Section 3.25(a) are made only as of the date hereof and the representations and warranties in Section 3.21 and Section 3.25(b) are made as of the dates set forth therein)”

(d) Section 3.21 is hereby amended and restated in its entirety to read as follows:

“Section 3.21 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualification, conditions and other matters set forth therein, the $61.50 Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement, is fair, from a financial point of view, to such holders, and, as of April 17, 2017, such opinion has not been modified, amended, qualified, revoked or rescinded in any respect. The Company has been authorized by Guggenheim Securities, LLC to include its written opinion in its entirety in the Proxy Statement. In addition, the Company’s board of directors received the opinion of Guggenheim Securities, LLC, to the effect that, as of October 2, 2016 and based on and subject to the assumptions, limitations, qualification, conditions and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement (as in effect on October 3, 2016), was fair, from a financial point of view, to such holders, and, as of the October 3, 2016, such opinion had not been modified, amended, qualified, revoked or rescinded in any respect.”

(e) Section 3.25 is hereby amended by (i) adding “(a)” before the first sentence thereof and (ii) adding the following as subsection (b) thereof:

“(b) The Company has delivered to Parent a true and complete copy of the Bank Purchase Agreement. As of April 17, 2017, the Bank Purchase Agreement is in full force and effect and has not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified in any respect. The Bank Purchase Agreement, in the form delivered to the Company, is, as of April 17, 2017, a legal, valid and binding obligation of the Company and, to the Company’s knowledge, the other parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of April 17, 2017, there are no side letters or other similar Contracts or arrangements to which the Company or any of its Subsidiaries is a party relating to the Bank Purchase Agreement the existence of which have not been disclosed to Parent. To the knowledge of the Company, as of April 17, 2017, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any term, or a failure of any condition, of the Bank Purchase Agreement or otherwise result in the Banking Business Transaction not being consummated prior to the date on which the Closing should occur pursuant to Section 1.02. As of April 17, 2017, the Company has no reason to believe that it or any other party to the Bank Purchase Agreement would be unable to satisfy on a timely basis any term or condition of the Bank Purchase Agreement required to be satisfied by it. There are no conditions precedent or other contingencies between the Company or any Company Subsidiary, on the one hand, and any other party to the Bank Purchase Agreement or any of their respective affiliates, on the other hand, related to the Banking Business Transaction, other than as expressly set forth in the Bank Purchase Agreement.”

(f) The first paragraph of Article IV of the Agreement is hereby amended by adding the following parenthetical immediately before the colon at the end of the paragraph:

“(provided that the representations and warranties in Section 4.12(b) are first made as of the dates set forth therein)”

(g) Section 4.12 is hereby amended by (i) adding “(a)” before the first sentence thereof and (ii) adding the following as subsection (b) thereof:

“(b) Parent acknowledges that it has been delivered a copy of the Bank Purchase Agreement. To the knowledge of Parent, as of April 17, 2017, except as previously disclosed to the Company, there are no “side letters” or other Contracts or arrangements to which Parent or any of its affiliates or any of the Financing Sources is a party relating to the obligations of any party under the purchase and sale agreement described in clause (a) of the definition of Bank Purchase Agreement or that would impose any conditions precedent or other contingencies to the consummation of the Banking Business Transaction.”

(h) Section 5.04(a) is hereby amended to replace the phrase “the date of this Agreement” in the first sentence thereof with “April 17, 2017”.

(i) The following two sentences are added as new sentences after the first sentence in Section 5.06(d):

“In connection with the Banking Business Transaction, the Company shall, to the extent permitted by the Bank Purchase Agreement, use commercially reasonable efforts to provide notice of, and to offer Parent the opportunity to participate in, all meetings of the Transition Team (as defined in the Bank Purchase Agreement), including by (i) using commercially reasonable efforts to (x) invite a Parent representative to attend all meetings of the Transition Team, (y) send such Parent representative formal notice of each meeting of the Transition Team at the same time as the other Transition Team Members, and (z) send such Parent representative all materials provided to the Transition Team at the same time as other Transition Team Members are sent such materials, in each case, as an observer of the Transition Team under the Bank Purchase Agreement and a consultant to the Seller Designated Transition Team Members and (ii) considering in good faith suggestions made by such Parent representative with respect to matters contemplated to be accomplished by the Transition Team under the Bank Purchase Agreement. The Company shall propose and pursue any changes Parent may reasonably request to the Transitional Servicing Agreement (as defined in the Bank Purchase Agreement) or Schedule 5.13 of the Bank Purchase Agreement, provided that in the good faith judgment of the Company doing so is not adverse to the Company or any of its Subsidiaries during the period prior to the Closing, or to its stockholders.”

(j) Annex I is hereby amended as follows:

(i) The definition of “Bank Purchase Agreement” in Annex I of the Agreement is hereby amended and restated in its entirety to read as follows:

““Bank Purchase Agreement” means (a) the purchase and sale agreement, dated as of the date hereof among the Company, World’s Foremost Bank and Capital One, National Association, a national banking association, (b) the credit card program agreement dated as of the date hereof between the Company and Capital One, National Association, a national banking association (or if one or more of such agreements are terminated, the alternative purchase and sale and credit card program agreements entered into as contemplated by this Agreement to sell or dispose of the Banking Business and operate the credit card program) and (c) all exhibits, schedules and amendments to any of the foregoing and all ancillary agreements (including forms thereof to be entered into at the consummation of the Banking Business Transaction), documents and instruments contemplated by any of the foregoing. Bank Purchase Agreement shall also mean any Alternative Bank Purchase Agreement that is entered into in accordance with the provisions of this Agreement. From and after April 17, 2017 until the valid termination (if any) of the Framework Agreement in accordance with its terms, the reference in clause (a) hereof shall be to the Framework Agreement and the Purchase Agreements (as defined in the Framework Agreement). Following any such termination of the Framework Agreement, the reference in clause (a) hereof shall be to the Original Bank Purchase Agreement (in the same form as executed on October 3, 2016). Furthermore, following any valid termination of the credit card program agreement dated as of October 3, 2016 (as amended as of April 17, 2017)

between the Company and Capital One in accordance with its terms, if the Company makes (or is deemed to have made) the election under Section 2.01(a)(i)(B)(1), the reference in clause (b) hereof shall be to the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association (in the same form as executed on October 3, 2016, without amendment or modification).”

(ii) The following definition of “Capital One” is hereby added to Annex I of the Agreement immediately following the definition of “Business Day”:

““Capital One” means Capital One Bank (USA), National Association, a national banking association.”

(iii) The following definition of “Framework Agreement” is hereby added to Annex I of the Agreement immediately following the definition of “Foreign Plan”:

““Framework Agreement” means that certain Framework Agreement, dated as of April 17, 2017, by and among the Company, World’s Foremost Bank, Capital One, for limited purposes Capital One, National Association, a national banking association, and Synovus, and all amendments thereto.”

(iv) The following definition of “Original Bank Purchase Agreement” is hereby added to Annex I of the Agreement immediately following the definition of “Order”:

““Original Bank Purchase Agreement” means that certain Sale and Purchase Agreement, dated as of October 3, 2016, by and among the Company, World’s Foremost Bank, and Capital One, National Association, in the form executed and delivered on such date, as amended, supplemented or modified prior to April 17, 2017.””

(v) The following definition of “Synovus” is hereby added to Annex I of the Agreement immediately following the definition of “Superior Proposal”:

““Synovus” means Synovus Bank, a Georgia state member bank.”

SECTION 1.02. Consents. Parent and Sub hereby consent to the entry by the Company and World’s Foremost Bank into the Framework Agreement, the Purchase Agreements (as defined in the Framework Agreement), the ancillary agreements thereto and the Amendment No. 1 to Credit Card Program Agreement, dated as of April 17, 2017, among the Company, CONA and Capital One and the Letter Amendment Re: Amendment No. 2 to Credit Card Program Agreement, dated as of April 17, 2017, from Capital One to the Company and World’s Foremost Bank (such Amendment No. 1 and Letter Amendment together, the “Program Agreement Amendments”). For the avoidance of doubt, the exploration and negotiation of the Framework Agreement and the Purchase Agreements (as defined in the Framework Agreement) shall not be considered a Competing Proposal for purposes of the Agreement. Parent and Sub represent and warrant to the Company that they have obtained all consents from the Equity Financing Sources, the Limited Guarantor under the Limited Guaranty (as defined in the Equity Commitment Letter) and the Debt Financing Sources (and the parties to the Definitive Debt

Financing Agreements) necessary to enter into this Amendment and to permit the Company and World’s Foremost Bank to enter into the Framework Agreement, the Purchase Agreements (as defined in the Framework Agreement), the ancillary agreements thereto and the Program Agreement Amendments, in each case, so as to ensure that the Financing Commitments, the Limited Guaranty and the Definitive Debt Financing Agreements remain in full force and effect and Parent and its Affiliates are not in default or breach thereof, in each case, as a result of entering into this Amendment and the Company and World’s Foremost Bank entering into the Framework Agreement, the Purchase Agreements (as defined in the Framework Agreement), the ancillary agreements thereto and the Program Agreement Amendments.

SECTION 1.03. Authorization. Each party hereby represents to the other parties hereto that this Amendment has been duly authorized, executed and delivered by such party in accordance with Section 7.03 of the Agreement and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

SECTION 1.04. Miscellaneous.

(a) After giving effect to this Amendment, references in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment and all references in the Company Disclosure Letter or the Parent Disclosure Letter to “the Agreement” shall be deemed to refer to the Agreement as amended by this Amendment, in each case, unless the context otherwise requires. After giving effect to this Amendment, references in the Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to October 3, 2016 except that, (i) in the case of Section 6.02(a) of the Agreement with respect to Section 3.21 of the Agreement the reference to “the date hereof” shall be deemed to be to “April 17, 2017” and (ii) in the case of Section 6.03(a) of the Agreement with respect to Section 4.12(b) of the Agreement, the reference to “the date hereof” shall be deemed to be to “April 17, 2017”.

(b) Except as amended hereby, the Agreement shall remain in full force and effect. Nothing herein shall affect, modify or limit any waiver or consent granted by any party pursuant to the Agreement. This Amendment may be executed in counterparts which together shall constitute a single agreement.

(c) The provisions of Section 7.03, Section 7.04 and Article VIII of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

(d) The date referred to by the reference to “eighteen months from the date hereof” in Section 8 of the Confidentiality Agreement shall be the later of (x) such date and (y) the Outside Date.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed and, by such signature, acknowledged by their respective officers thereunto duly authorized, and such signatures to be attested to by their respective officers thereunto duly authorized, all as of the date first written above.

BASS PRO GROUP, LLC

By:	/s/ James A. Hagale
Name: James A. Hagale
Title: President

PRAIRIE MERGER SUB, INC.

By:	/s/ James A. Hagale
Name: James A. Hagale
Title: President

[Signature Page to Merger Agreement Amendment]

CABELA’S INCORPORATED

By:	/s/ Thomas L. Millner
	Name:	Thomas L. Millner
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement Amendment]